For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2021 Fourth Quarter and Full Year Results and Issues Guidance for Fiscal 2022

- All-time records for sales, net income, EPS, operating cash flow and segment operating margins
- Fourth quarter sales increased 25% to $3.96 billion, organic sales increased 22%
- Fourth quarter segment operating margin was 20.0% as reported, or 22.2% adjusted
- Fourth quarter EPS increased 72% to $3.84 as reported, or $4.38 adjusted
- Full year net income was $1.75 billion; EPS were $13.35 as reported, or $15.04 adjusted
- Full year total segment operating margin was 18.4% as reported, or 21.1% adjusted
- Full year EBITDA margin was 21.6% as reported, or 21.3% adjusted
- Full year cash flow from operations was $2.58 billion, or 17.9% of sales
- Announced offer to acquire Meggitt to nearly double the size of the Aerospace Systems Segment

CLEVELAND, August 5, 2021 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2021 fourth quarter and full year ended June 30, 2021. Fiscal 2021 fourth quarter sales were an all-time quarterly record at $3.96 billion, an increase of 25% compared with $3.16 billion in the fourth quarter of fiscal 2020. Net income was also a record at $504.8 million, an increase of 74% compared with $289.5 million in the prior year quarter. Fiscal 2021 fourth quarter earnings per share were also an all-time quarterly record at $3.84, an increase of 72% compared with $2.23 in the fourth quarter of fiscal 2020. Adjusted earnings per share increased 46% to $4.38 compared with adjusted earnings per share of $2.99 in the prior year quarter. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

“We had an outstanding fourth quarter that capped off a record year for Parker,” said Chairman and Chief Executive Officer, Tom Williams. "Despite extraordinary challenges, we generated record financial performance in fiscal 2021, setting all-time highs for sales, net income, earnings per share, segment operating margins and cash flow from operations. Notably, our full year adjusted segment operating margins reached 21.1%, a 220 basis point improvement versus the prior year. Our continued execution of The Win Strategy™ is taking our performance to new heights. My thanks to all Parker team members for their contributions to a great year.”

For the full year, fiscal 2021 sales were a record at $14.35 billion, an increase of 5% compared with $13.70 billion in fiscal 2020. Net income was a record at $1.75 billion, a 45% increase compared with $1.20 billion in the prior year period. Fiscal 2021 earnings per share increased 44% to a record $13.35 compared with $9.26 in fiscal 2020. Adjusted earnings per share increased 21% to $15.04 compared with $12.44 in fiscal 2020. Fiscal 2021 cash flow from operations was an all-time record at $2.58 billion, or 17.9% of sales, compared with $2.07 billion, or 15.1% of sales in the prior year period.

In the fiscal 2021 fourth quarter, the company made debt repayments of $184 million, bringing the cumulative debt reduction to approximately $3.4 billion over the last 20 months. The company has now retired all serviceable debt bringing the multiple of gross debt to EBITDA down to 2.1 times.

Segment Results
Diversified Industrial Segment: North American fourth quarter sales increased 27% to $1.82 billion and operating income was $360.4 million compared with $219.8 million in the same period a year ago. International fourth quarter sales increased 37% to $1.51 billion and operating income was $306.5 million compared with $175.4 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales increased 1% to $630.0 million and operating income was $123.1 million compared with $105.4 million in the same period a year ago.

Parker reported the following orders for the quarter ending June 30, 2021, compared with the same quarter a year ago:
· Orders increased 43% for total Parker
· Orders increased 56% in the Diversified Industrial North America businesses
· Orders increased 58% in the Diversified Industrial International businesses
· Orders decreased 7% in the Aerospace Systems Segment on a rolling 12-month average basis

Offer to Acquire Meggitt PLC
As previously announced on August 2, 2021, the company has reached an agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Meggitt PLC, an international group and a world leader in aerospace, defense and energy. The acquisition is expected to close in approximately 12 months, subject to customary closing conditions, including regulatory clearances and approval by Meggitt’s shareholders.

“The combination of Parker and Meggitt is an exciting opportunity for both companies’ team members, customers, shareholders and communities,” said Tom Williams, Chairman and Chief Executive Officer.

“We strongly believe Parker is the right home for Meggitt. Together, we can better serve our customers through innovation, accelerated R&D and a complementary portfolio of aerospace and defense technologies.

“We are committed to being a responsible steward of Meggitt and are pleased our acquisition has the full support of Meggitt’s Board. We fully understand these responsibilities and are making a number of strong commitments that reflect them. During our longstanding presence in the UK we have built great respect for Meggitt, its heritage, and its place in British industry. Our own journey over more than 100 years has taught us the importance of a strong culture and reputation.”

Outlook
For the fiscal year ending June 30, 2022, the company has issued guidance for earnings per share to the range of $14.08 to $14.88, or $16.20 to $17.00 on an adjusted basis. Guidance assumes organic sales growth of approximately 5% to 9% compared with the prior year. Fiscal year 2022 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $35 million, LORD costs to achieve of approximately $7 million and acquisition-related intangible asset amortization of approximately $320 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “We are encouraged by the positive demand trends across many of our end markets and anticipate a continued recovery in commercial aerospace during fiscal 2022. We expect this improving macro-economic outlook to enhance the impact of our continued actions to drive profitable growth by executing the Win Strategy and delivering top quartile financial performance."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2021 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 65 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Inventories
During the fourth quarter of fiscal 2021, the company voluntarily changed its method of accounting for certain domestic inventory previously valued by the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. This accounting change has been retrospectively applied to all periods presented in the financial tables of this press release.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted earnings per share; (b) adjusted total segment operating margin; (c) EBITDA margin; and (d) adjusted EBITDA margin. The adjusted earnings per share and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in earnings per share and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Often but not always, these statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Neither Parker nor any of its respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this press release will actually occur. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from past performance or current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

The risks and uncertainties in connection with such forward-looking statements related to the proposed acquisition of Meggitt include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed acquisition; the possibility of non-consummation of the proposed Acquisition; the failure to satisfy any of the conditions to the proposed acquisition (including the satisfaction of the conditions detailed in the Rule 2.7 announcement); the possibility that a governmental entity may prohibit the consummation of the proposed acquisition or may delay or refuse to grant a necessary regulatory approval in connection with the proposed acquisition, or that in order for the parties to obtain any such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed acquisition; adverse effects on Parker’s common stock because of the failure to complete the proposed acquisition; Parker’s business experiencing disruptions due to acquisition-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the proposed acquisition will not be realized or will not be realized within the expected time period; the parties being unable to successfully implement integration strategies; and significant transaction costs related to the proposed acquisition. Readers should consider these forward-looking statements in light of risk factors discussed in Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and other periodic filings made with the SEC.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; legal and regulatory developments and changes; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability; local and global political and economic conditions; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; changes in consumer habits and preferences; foreign exchange rate fluctuations and interest rate fluctuations (including those from any potential credit rating decline); government actions and natural phenomena such as floods, earthquakes, hurricanes and pandemics; and success of business and operating initiatives.

###

PARKER HANNIFIN CORPORATION - JUNE 30, 2021				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands, except per share amounts)	2021	2020*	2021	2020*
Net sales	$3,958,869	$3,160,603	$14,347,640	$13,695,520
Cost of sales	2,832,281	2,365,531	10,449,680	10,292,291
Selling, general and administrative expenses	414,048	352,793	1,527,302	1,656,553
Interest expense	60,258	74,549	250,036	308,161
Other (income) expense, net	(4,269)	5,374	(126,335)	(68,339)
Income before income taxes	656,551	362,356	2,246,957	1,506,854
Income taxes	151,582	72,879	500,096	304,522
Net income	504,969	289,477	1,746,861	1,202,332
Less: Noncontrolling interests	176	(21)	761	362
Net income attributable to common shareholders	$504,793	$289,498	$1,746,100	$1,201,970

Earnings per share attributable to common shareholders:
Basic earnings per share	$3.91	$2.25	$13.54	$9.36
Diluted earnings per share	$3.84	$2.23	$13.35	$9.26

Average shares outstanding during period - Basic	129,192,426	128,523,334	128,999,879	128,418,495
Average shares outstanding during period - Diluted	131,554,199	129,993,001	130,834,478	129,805,034

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2021	2020	2021	2020
Cash dividends per common share	$1.03	$0.88	$3.67	$3.52

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2021	2020*	2021	2020*
Earnings per diluted share	$3.84	$2.23	$13.35	$9.26
Adjustments:
Acquired intangible asset amortization expense	0.62	0.62	2.49	2.19
Business realignment charges	0.06	0.37	0.36	0.59
Lord costs to achieve	0.01	0.02	0.08	0.16
Exotic costs to achieve	—	—	—	0.01
Acquisition-related expenses	0.03	0.03	0.03	1.45
Gain on sale of land	—	—	(0.77)	—
Tax effect of adjustments[1]	(0.18)	(0.23)	(0.50)	(1.03)
Favorable tax settlement	—	(0.05)	—	(0.19)
Adjusted earnings per diluted share	$4.38	$2.99	$15.04	$12.44

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in the attached press release.

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - JUNE 30, 2021				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2021	2020*	2021	2020*
Net sales	$3,958,869	$3,160,603	$14,347,640	$13,695,520

Net income	$504,969	$289,477	$1,746,861	$1,202,332
Income taxes	151,582	72,879	500,096	304,522
Depreciation and amortization	146,582	146,582	595,390	537,531
Interest expense	60,258	74,549	250,036	308,161
EBITDA	863,391	583,487	3,092,383	2,352,546
Adjustments:
Business realignment charges	7,792	47,601	47,862	75,614
Lord costs to achieve	1,727	2,166	11,222	20,669
Exotic costs to achieve	20	338	719	1,908
Acquisition-related expenses	3,549	4,437	3,549	188,518
Gain on sale of land	—	—	(100,893)	—
Adjusted EBITDA	$876,479	$638,029	$3,054,842	$2,639,255

EBITDA margin	21.8%	18.5%	21.6%	17.2%
Adjusted EBITDA margin	22.1%	20.2%	21.3%	19.3%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in the attached press release.

PARKER HANNIFIN CORPORATION - JUNE 30, 2021				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2021	2020*	2021	2020*
Net sales
Diversified Industrial:
North America	$1,823,078	$1,440,263	$6,676,449	$6,456,298
International	1,505,835	1,096,380	5,283,710	4,504,587
Aerospace Systems	629,956	623,960	2,387,481	2,734,635
Total net sales	$3,958,869	$3,160,603	$14,347,640	$13,695,520
Segment operating income
Diversified Industrial:
North America	$360,378	$219,785	$1,247,419	$985,944
International	306,513	175,420	988,054	674,763
Aerospace Systems	123,097	105,441	402,895	476,900
Total segment operating income	789,988	500,646	2,638,368	2,137,607
Corporate general and administrative expenses	54,883	37,999	178,427	170,903
Income before interest expense and other expense	735,105	462,647	2,459,941	1,966,704
Interest expense	60,258	74,549	250,036	308,161
Other expense (income)	18,296	25,742	(37,052)	151,689
Income before income taxes	$656,551	$362,356	$2,246,957	$1,506,854

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in the attached press release.

PARKER HANNIFIN CORPORATION - JUNE 30, 2021				Exhibit 99.1
RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	June 30, 2021		June 30, 2020
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$789,988	20.0%	$500,646	15.8%
Adjustments:
Acquired intangible asset amortization expense	81,254		80,737
Business realignment charges	7,347		46,619
Lord costs to achieve	1,727		2,166
Exotic costs to achieve	20		338
Adjusted total segment operating income	$880,336	22.2%	$630,506	19.9%

	Twelve Months Ended		Twelve Months Ended
	June 30, 2021		June 30, 2020
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$2,638,368	18.4%	$2,137,607	15.6%
Adjustments:
Acquired intangible asset amortization expense	325,447		284,632
Business realignment charges	45,237		74,389
Lord costs to achieve	11,222		20,669
Exotic costs to achieve	719		1,908
Acquisition-related expenses	—		69,304
Adjusted total segment operating income	$3,020,993	21.1%	$2,588,509	18.9%

PARKER HANNIFIN CORPORATION - JUNE 30, 2021		Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	June 30,	June 30,
(Dollars in thousands)	2021	2020*
Assets
Current assets:
Cash and cash equivalents	$733,117	$685,514
Marketable securities and other investments	39,116	70,805
Trade accounts receivable, net	2,183,594	1,854,398
Non-trade and notes receivable	326,315	244,870
Inventories	2,090,642	1,964,195
Prepaid expenses and other	243,966	214,986
Total current assets	5,616,750	5,034,768
Property, plant and equipment, net	2,266,476	2,292,735
Deferred income taxes	104,251	126,839
Investments and other assets	774,239	764,563
Intangible assets, net	3,519,797	3,798,913
Goodwill	8,059,687	7,869,935
Total assets	$20,341,200	$19,887,753

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$2,824	$809,529
Accounts payable, trade	1,667,878	1,111,759
Accrued payrolls and other compensation	507,027	424,231
Accrued domestic and foreign taxes	236,384	195,314
Other accrued liabilities	682,390	607,540
Total current liabilities	3,096,503	3,148,373
Long-term debt	6,582,053	7,652,256
Pensions and other postretirement benefits	1,055,638	1,887,414
Deferred income taxes	553,981	418,851
Other liabilities	639,355	539,089
Shareholders' equity	8,398,307	6,227,224
Noncontrolling interests	15,363	14,546
Total liabilities and equity	$20,341,200	$19,887,753

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in the attached press release.

PARKER HANNIFIN CORPORATION - JUNE 30, 2021		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Twelve Months Ended June 30,
(Dollars in thousands)	2021	2020*
Cash flows from operating activities:
Net income	$1,746,861	$1,202,332
Depreciation and amortization	595,390	537,531
Share incentive plan compensation	121,483	111,375
Gain on property, plant and equipment	(109,332)	(1,850)
Gain on marketable securities	(11,570)	(587)
Gain on investments	(12,616)	(2,084)
Net change in receivables, inventories and trade payables	142,673	415,025
Net change in other assets and liabilities	150,136	(211,049)
Other, net	(48,024)	20,256
Net cash provided by operating activities	2,575,001	2,070,949
Cash flows from investing activities:
Acquisitions (net of cash of $82,192 in 2020)	—	(5,076,064)
Capital expenditures	(209,957)	(232,591)
Proceeds from sale of property, plant and equipment	140,590	26,345
Purchases of marketable securities and other investments	(34,809)	(194,742)
Maturities and sales of marketable securities and other investments	79,419	275,483
Other	24,744	177,576
Net cash used in investing activities	(13)	(5,023,993)
Cash flows from financing activities:
Net payments for common stock activity	(214,134)	(213,426)
Acquisition of noncontrolling interests	—	(1,200)
Net (payments for) proceeds from debt	(1,934,031)	1,117,774
Dividends paid	(475,174)	(453,838)
Net cash (used in) provided by financing activities	(2,623,339)	449,310
Effect of exchange rate changes on cash	95,954	(30,519)
Net increase (decrease) in cash and cash equivalents	47,603	(2,534,253)
Cash and cash equivalents at beginning of year	685,514	3,219,767
Cash and cash equivalents at end of period	$733,117	$685,514

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in the attached press release.

PARKER HANNIFIN CORPORATION - JUNE 30, 2021	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2022
Forecasted earnings per diluted share	$14.08 to $14.88
Adjustments:
Business realignment charges	0.27
Costs to achieve	0.05
Acquisition-related intangible asset amortization expense	2.43
Tax effect of adjustments[1]	(0.63)
Adjusted forecasted earnings per diluted share	$16.20 to $17.00

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - JUNE 30, 2021				Exhibit 99.1
LIFO ACCOUNTING CHANGE
(Unaudited)

During the fourth quarter of fiscal 2021, the company voluntarily changed its method of accounting for certain domestic inventory previously valued by the LIFO method to the FIFO method. The effects of the change in accounting principle from LIFO to FIFO have been retrospectively applied to all periods presented in the table below. The impact of this accounting change for fiscal 2021 caused a $0.11 increase in earnings per share.

Recast Results
	Three Months Ended
Dollars in thousands, except per share amounts	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Consolidated Statements of Income
Cost of sales	$2,386,449	$2,518,165	$2,712,785	$2,832,281
Income before income taxes	413,174	577,892	599,340	656,551
Income tax expense	93,063	129,350	126,101	151,582
Net income	320,111	448,542	473,239	504,969
Net income attributable to common shareholders	319,803	448,351	473,153	504,793

Earnings per share attributable to common shareholders:
Basic	$2.48	$3.48	$3.67	$3.91
Diluted	$2.45	$3.42	$3.60	$3.84

	Three Months Ended
Dollars in thousands, except per share amounts	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Consolidated Statements of Income
Cost of sales	$2,480,992	$2,686,131	$2,759,637	$2,365,531
Income before income taxes	431,905	251,380	461,213	362,356
Income tax expense	93,811	49,331	88,501	72,879
Net income	338,094	202,049	372,712	289,477
Net income attributable to common shareholders	337,951	201,925	372,596	289,498

Earnings per share attributable to common shareholders:
Basic	$2.63	$1.57	$2.90	$2.25
Diluted	$2.60	$1.55	$2.87	$2.23